Exhibit 99.1

Volt Information Sciences Reports Operating Income in the Second Quarter

New York, NY, June 13, 2014 – Volt Information Sciences, Inc. (OTC: VISI) today reported financial results for its fiscal second quarter ended May 4, 2014.  The company reported a net loss in the second quarter of 2014 of $3.5 million, or $0.17 per share, compared with a net loss of $17.5 million, or $0.84 per share in 2013.  On a proforma basis the company reported a net loss in the second quarter of 2014 of $5.3 million compared to a net loss of $14.1 million in 2013.  Proforma amounts include recognition of Unrecognized Revenue (defined below).

“Our second quarter showed solid year-over-year improvements in profitability across all of our segments.  We are particularly pleased with our staffing segment results as we grew operating income by over 400% on a year-over-year basis, despite a 15% decline in revenue. This improvement was driven by several targeted actions taken in recent quarters including the divestiture of the Procurestaff business, the reorganization of our traditional staffing business and our continuing initiative to reduce exposure to customers with unprofitable business terms. These actions not only increase profitability, but also allow for greater flexibility in responding to the business environment.  Second quarter revenue continued to be impacted by lower traditional staffing demand levels from a number of our larger enterprise customers as compared to last year, although most have shown a slight improvement in demand compared to the first quarter,” said Ron Kochman, President and Chief Executive Officer.  “We also exited our telecommunication government solutions business during the quarter as reduced federal spending significantly minimized growth opportunity, efficiencies and our ability to deliver profitability.”

Second Quarter Revenue and Operating Results

Net revenue in the second quarter of 2014 decreased $68.2 million to $451.5 million from $519.7 million in 2013, and proforma net revenue decreased $73.4 million, or 14.0%, to $449.7 million from $523.1 million in 2013. The change in revenue was the result of decreased Staffing Services revenues of $70.0 million (proforma of $71.2 million) resulting from fewer contingent workers on assignment primarily at our largest enterprise customers where current demand levels are lower than in the prior year, our exit of certain customers as part of our continued focus on exiting or reducing business levels with customers where profitability or business terms are unfavorable, and with respect to GAAP results $1.2 million lower net staffing Unrecognized Revenue. In addition, Computer Systems revenues decreased $3.4 million from lower directory assistance software services revenue resulting from approximately 13% lower transaction volumes at slightly lower rates and lower maintenance and system revenue, while sales of our full-featured call center software (“On-Demand”) were flat. These decreases were partially offset by higher information technology infrastructure services revenue driven primarily by a $3.8 million deferral of revenue in 2013.

Operating income in the second quarter of 2014 included restatement, investigations and remediation costs of $0.6 million and restructuring costs of $0.9 million ($0.3 million reflected in corporate general and administrative) as we reduced headcount in response to lower revenue levels and our staffing segment reorganization.  Without these items we would have had operating income of $2.1 million and proforma operating income of $0.3 million.

Operating results for the second quarter of 2014 improved $17.5 million to operating income of $0.6 million from an operating  loss of $16.9 million in 2013, and proforma operating loss decreased $12.4 million to a proforma loss of $1.2 million from $13.6 million in 2013. The Staffing Services segment operating income in the second quarter of 2014 improved $5.7 million ($4.5 million proforma) primarily due to lower vendor management system development costs resulting from our divestiture of Procurestaff in the first quarter of 2014 and lower recruiting and indirect costs.  The Computer Services segment improved $0.8 million primarily from lower delivery and administrative costs, and our Other segment improved $4.2 million ($0.2 million proforma) primarily from increased information technology infrastructure services at similar margins.

Operating loss in the second quarter of 2013 of $16.9 million included restatement, investigations and remediation costs of $7.4 million and restructuring costs of $0.9 million as we reduced headcount in response to lower revenue levels.  Without these items we would have had an operating loss of $8.6 million and a proforma operating loss of $5.3 million.

Condensed Consolidated Results of Operations by Segment
Unaudited (in Thousands)

Results of Operations by Segment (Second Quarter 2014 vs. Second Quarter 2013)

	Three months ended May 4, 2014				Three months ended April 28, 2013
	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Revenue
Staffing service revenue	$406,733	$406,733	$-	$-	$476,729	$476,729	$-	$-
Other revenue	44,752	-	15,405	29,347	42,995	-	18,752	24,243
Net revenue	451,485	406,733	15,405	29,347	519,724	476,729	18,752	24,243

Expenses
Direct cost of staffing services revenue	345,899	345,899	-	-	413,116	413,116	-	-
Cost of other revenue	38,656	-	14,590	24,066	39,873	-	16,742	23,131
Selling, administrative and other operating costs	62,575	53,175	4,911	4,489	72,612	62,058	6,024	4,530
Amortization of purchased intangible assets	240	25	214	1	346	12	215	119
Restructuring costs	598	577	(81)	102	948	133	815	-
Segment operating income (loss)	3,517	7,057	(4,229)	689	(7,171)	1,410	(5,044)	(3,537)
Corporate general and administrative	2,279				2,380
Restatement, investigations and remediation	593				7,387
Operating income (loss)	645				(16,938)
Other income (expense), net	(1,762)				60
Income tax provision	2,378				583
Net loss	$(3,495)				$(17,461)

NON-GAAP PROFORMA
	Three months ended May 4, 2014				Three months ended April 28, 2013
	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Net revenue	$451,485	$406,733	$15,405	$29,347	$519,724	$476,729	$18,752	$24,243
Recognition of previously unrecognized revenue	(6,348)	(6,190)	-	(158)	(8,632)	(8,632)	-	-
Additions to unrecognized revenue	4,549	4,537	-	12	11,969	8,164	-	3,805
Net non-GAAP proforma adjustment	(1,799)	(1,653)	-	(146)	3,337	(468)	-	3,805
Non-GAAP proforma net revenue	449,686	405,080	15,405	29,201	523,061	476,261	18,752	28,048
Expenses
Direct cost of staffing services revenue	345,899	345,899	-	-	413,116	413,116	-	-
Cost of other revenue	38,656	-	14,590	24,066	39,873	-	16,742	23,131
Selling, administrative and other operating costs	62,575	53,175	4,911	4,489	72,612	62,058	6,024	4,530
Amortization of purchased intangible assets	240	25	214	1	346	12	215	119
Restructuring costs	598	577	(81)	102	948	133	815	-
Non-GAAP proforma segment operating income (loss)	1,718	5,404	(4,229)	543	(3,834)	942	(5,044)	268

Non-GAAP proforma operating loss	(1,154)				(13,601)

Non-GAAP proforma net loss	$(5,294)				$(14,124)

Unrecognized Revenue - Non-GAAP Proforma Measures – Volt sometimes provides services despite a customer arrangement not yet being finalized, or continues to provide services under an expired arrangement while a renewal arrangement is being finalized. Generally Accepted Accounting Principles (“GAAP”) usually requires that services revenue be deferred until arrangements are finalized or in some cases until cash is received, which causes some periods to include the expense of providing services although the related revenue is not recognized until a subsequent period (“Unrecognized Revenue”). The discussion herein refers to financial data determined both using GAAP as well as on a non-GAAP proforma basis. The non-GAAP proforma basis includes adjustments for Unrecognized Revenue so that revenue is shown in the same period as the related services are provided.  This non-GAAP financial information is used by management and provided herein primarily to provide a more complete understanding of the company’s business results and trends.  In addition, the company believes that lenders, analysts and others in the investment community use this non-GAAP financial information to assess the company’s historical results, and that failure to report this non-GAAP measure could result in a potentially misplaced perception that the company’s results have either met, exceeded or underperformed expectations.  This non-GAAP information should not be considered an alternative for, or in isolation from, the financial information prepared and presented in accordance with GAAP. In addition, this measure may not be comparable to similarly titled measures used by other companies.

Year-to-date Revenue and Operating Results

Net revenue for the first six months of fiscal 2014 decreased $151.3 million to $888.6 million from $1,039.9 million in 2013, and proforma net revenue decreased $154.1 million, or 14.8%, to $887.9 million from $1,042.0 million in 2013. The change in revenue was the result of decreased Staffing Services revenues of $152.1 million (proforma of $149.6 million) resulting from fewer contingent workers on assignment primarily at our largest enterprise customers where current demand levels are lower than in the prior year, our exit of certain customers as part of our continued focus on exiting or reducing business levels with customers where profitability or business terms are unfavorable, and with respect to GAAP results $2.5 million higher net staffing Unrecognized Revenue. In addition, Computer Systems revenues decreased $8.1 million from several large directory assistance implementations reaching the end of the maintenance periods over which the projects were being amortized, approximately 23% lower transaction volumes, and lower pricing and maintenance levels. These decreases were partially offset by higher information technology infrastructure services revenue driven primarily by a $5.0 million deferral of revenue in 2013, and by new customers and to a lesser extent from net expanded business with existing customers.

Operating results for the first six months of fiscal 2014 improved $19.3 million to a loss of $14.4 million from a loss of $33.7 million in 2013, and proforma results improved $16.5 million to a proforma loss of $15.2 million from a proforma loss of $31.7 million in 2013.  The Staffing Services segment operating income decreased $2.6 million (proforma $0.1 million) primarily due to a multi-year indirect tax recovery in 2013, and lower direct margins offset by a decrease in selling, administrative and other operating costs as direct margin and proforma direct margin improved to 14.0% and 13.9% from 13.2% and 13.0% in 2013, respectively.  The Computer Services segment improved $0.8 million primarily from lower delivery and administrative costs, and the Other segment improved $5.8 million ($0.5 million proforma) primarily from increased information technology infrastructure services at similar margins.  Excluding the Staffing Services segment’s $3.0 million indirect tax recovery in 2013, operating results in the first six months would have increased $0.4 million and proforma operating results would have increased $2.9 million.

Operating loss in the first six months of fiscal 2014 of $14.4 million included restatement, investigations and remediation costs of $5.3 million, restructuring costs of $2.3 million ($0.3 million included in corporate general and administrative) primarily in our Staffing Services segment in connection with workforce reductions and the sale of our vendor management system assets and the continued decline in the directory assistance business within the Computer Systems business, and $2.8 million lower Unrecognized Revenue between 2014 and 2013. Without these items we would have had an operating loss of $6.8 million and proforma operating loss of $7.6 million.

Operating loss in the first six months of 2013 of $33.7 million included restatement, investigations and remediation costs of $21.2 million, a $3.0 million indirect tax recovery related to multiple years, and restructuring costs of $1.7 million. Without these items we would have had an operating loss of $13.8 million and a proforma operating loss of $11.8 million.

Condensed Consolidated Results of Operations by Segment
Unaudited (in Thousands)

Results of Operations by Segment (First Six Months 2014 vs. First Six Months 2013)

	Six months ended May 4, 2014				Six months ended April 28, 2013
	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Revenue
Staffing service revenue	$799,002	$799,002	$-	$-	$951,091	$951,091	$-	$-
Other revenue	89,631	-	30,925	58,706	88,838	-	38,978	49,860
Net revenue	888,633	799,002	30,925	58,706	1,039,929	951,091	38,978	49,860

Expenses
Direct cost of staffing services revenue	687,359	687,359	-	-	825,109	825,109	-	-
Cost of other revenue	75,934	-	27,735	48,199	79,626	-	34,557	45,069
Selling, administrative and other operating costs	126,725	107,441	10,188	9,096	140,659	120,001	11,553	9,105
Amortization of purchased intangible assets	559	50	429	80	691	24	429	238
Restructuring costs	1,959	1,234	623	102	1,688	418	1,270	-
Segment operating income (loss)	(3,903)	2,918	(8,050)	1,229	(7,844)	5,539	(8,831)	(4,552)
Corporate general and administrative	5,237				4,670
Restatement, investigations and remediation	5,261				21,207
Operating loss	(14,401)				(33,721)
Other income (expense), net	(2,741)				329
Income tax provision	3,427				1,159
Net loss	$(20,569)				$(34,551)

NON-GAAP PROFORMA
	Six months ended May 4, 2014				Six months ended April 28, 2013
	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Net revenue	$888,633	$799,002	$30,925	$58,706	$1,039,929	$951,091	$38,978	$49,860
Recognition of previously unrecognized revenue	(5,300)	(5,075)	-	(225)	(11,115)	(11,115)	-	-
Additions to unrecognized revenue	4,545	4,533	-	12	13,151	8,105	-	5,046
Net non-GAAP proforma adjustment	(755)	(542)	-	(213)	2,036	(3,010)	-	5,046
Non-GAAP proforma net revenue	887,878	798,460	30,925	58,493	1,041,965	948,081	38,978	54,906
Expenses
Direct cost of staffing services revenue	687,359	687,359	-	-	825,109	825,109	-	-
Cost of other revenue	75,934	-	27,735	48,199	79,626	-	34,557	45,069
Selling, administrative and other operating costs	126,725	107,441	10,188	9,096	140,659	120,001	11,553	9,105
Amortization of purchased intangible assets	559	50	429	80	691	24	429	238
Restructuring costs	1,959	1,234	623	102	1,688	418	1,270	-
Non-GAAP proforma segment operating income (loss)	(4,658)	2,376	(8,050)	1,016	(5,808)	2,529	(8,831)	494

Non-GAAP proforma operating loss	(15,156)				(31,685)

Non-GAAP proforma net loss	$(21,324)				$(32,515)

Liquidity

During the second quarter 2014, the company disbursed $2.6 million in connection with the restatement, investigations and remediation costs and provided cash from all other operating activities of $1.1 million. The company used $1.1 million for capital expenditures and received $0.3 million from the sale of investments, net of purchases. Borrowing under the accounts receivable securitization program and other short-term borrowings increased by $2.7 million and the collateral for foreign currency credit lines and banking facilities decreased by $3.0 million.

During the first six months of 2014, the company disbursed $4.2 million in connection with the restatement, investigations and remediation costs and provided cash from all other operating activities of $25.4 million. The company received $3.0 million from the sale of software related assets, used $2.6 million for capital expenditures and received $0.7 million from the sale of investments, net of purchases. Borrowing under the accounts receivable securitization program and other short-term borrowings decreased by $19.6 million and the collateral for foreign currency credit lines and banking facilities decreased by $3.0 million.

Condensed Consolidated Statements of Cash Flows
Unaudited (in Thousands)

	Three months ended		Six months ended
	May 4, 2014	April 28, 2013	May 4, 2014	April 28, 2013
Cash and cash equivalents, beginning of the period	$13,352	$25,504	$11,114	$26,483

Cash used in connection with restatement, investigations and remediation costs	(2,565)	(8,279)	(4,163)	(23,462)
Other changes in operating assets and liabilities	(1,754)	11,576	35,539	52,861
Cash provided by (used in) all other operating activities	2,797	(15,472)	(10,195)	(29,788)
Net cash provided by (used in) operating activities	(1,522)	(12,175)	21,181	(389)

Net cash provided by (used in) investing activities	(803)	(1,726)	1,086	(3,885)

Net release of cash restricted as collateral for borrowings	2,976	4,293	2,960	4,269
Net cash provided by (used in) all other financing activities	2,523	19,763	(19,993)	9,619
Net cash provided by (used in) financing activities	5,499	24,056	(17,033)	13,888

Effect of exchange rate changes on cash and cash equivalents	26	251	204	(187)

Net increase in cash and cash equivalents	3,200	10,406	5,438	9,427

Cash and cash equivalents, end of the period	$16,552	$35,910	$16,552	$35,910

Cash paid during the period:
Interest	$932	$703	$1,885	$1,411
Income taxes	$834	$665	$2,047	$8,918

On May 4, 2014, the company had cash and cash equivalents of $16.6 million and an additional $28.8 million of cash restricted as collateral for foreign currency credit lines and banking facilities. The company also had approximately $18.2 million available from its short-term financing program. Excluding $8.6 million of long-term debt, the company’s consolidated borrowings were $147.5 million, which included $22.5 million of foreign currency borrowings that are fully collateralized by restricted cash used primarily to hedge net investments in foreign subsidiaries, and $125.0 million drawn under the $200.0 million short-term financing program.

Condensed Consolidated Balance Sheets
Unaudited (in Thousands, except share amounts)
	May 4, 2014	November 3, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,552	$11,114
Restricted cash and short-term investments	47,735	53,500
Trade accounts receivable, net of allowances of $1,426 and $1,811, respectively	252,493	293,305
Recoverable income taxes	16,302	17,150
Prepaid insurance and other current assets	34,771	35,345
TOTAL CURRENT ASSETS	367,853	410,414
Prepaid insurance and other assets, excluding current portion	45,955	52,574
Property, equipment and software, net	30,711	37,324
TOTAL ASSETS	$444,519	$500,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued compensation	$47,114	$53,474
Accounts payable	53,063	57,165
Accrued taxes other than income taxes	19,873	19,520
Accrued insurance and other	37,731	44,133
Deferred revenue, net, current portion	10,292	13,335
Short-term borrowings, including current portion of long-term debt	148,416	168,114
TOTAL CURRENT LIABILITIES	316,489	355,741
Accrued insurance and other, excluding current portion	16,507	14,705
Deferred revenue, net, excluding current portion	2,698	2,839
Income taxes payable, excluding current portion	8,998	8,659
Long-term debt, excluding current portion	7,681	8,127
TOTAL LIABILITIES	352,373	390,071

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $1.00; Authorized - 500,000 shares; Issued – none	-	-
Common stock, par value $0.10; Authorized - 120,000,000 shares; Issued - 23,550,102 and 23,536,769, respectively; Outstanding - 20,862,795 and 20,849,462, respectively	2,355	2,354
Paid-in capital	72,329	72,003
Retained earnings	62,701	83,007
Accumulated other comprehensive loss	(3,359)	(5,243)
Treasury stock, at cost; 2,687,307 shares	(41,880)	(41,880)
TOTAL STOCKHOLDERS’ EQUITY	92,146	110,241
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$444,519	$500,312

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is an international provider of staffing services (traditional time and materials based as well as project based), contact center computer systems, information technology and telecommunications infrastructure services, and telephone directory publishing and printing in Uruguay. Our staffing services include a suite of workforce solutions that include providing contingent personnel, personnel recruitment services, and managed staffing services programs supporting primarily professional administration, technical, information technology and engineering positions. Our contact center computer systems provide the functionality for telecommunications company directory assistance services and for corporate and government call centers, operator services, and database management. Our information technology infrastructure services provide a single-source alternative to original equipment manufacturer and other independent IT service providers for server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations, and designing, deploying and supporting corporate technology upgrade and refresh programs, as well as design, engineering, construction, installation and maintenance of voice, data, video and utility infrastructure.  For more information visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the company’s website at http://www.volt.com in the Investor & Governance section.

# # #
Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921